                                                                       EXHIBIT A

WITH RESPECT TO THE SHARE EXCHANGE BETWEEN MITSUI & CO., LTD. AND TOYO OFFICEMATION INC.-

     The exchange offer or business combination referred to in this document involves securities of a non-U.S. company. The offer is subject to disclosure requirements of a non-U.S. country that are different from those of the United States. Certain of the financial information included in this document has been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial information of United States companies.

     It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer of the securities is located in a non-U.S. country, and some or all of its officers and directors may be residents of a non-U.S. country. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

                                                               February 10, 2004

To All Shareholders:



     NOTICE OF CONVOCATION OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We hereby notify you of the upcoming Extraordinary General Meeting of Shareholders, to be held at the time and location set forth below.

If you are unable to attend the meeting, after reviewing the enclosed documents, please indicate your vote of approval or disapproval on the enclosed Exercise of Voting Rights form, then affix your seal to the form and return it to us. Thank you very much for your cooperation.

Very truly yours,

Sadanao Fukuda
President

                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

1.    Date and time:        10:00 a.m., February 25, 2004 (Wednesday)

2.    Location:             No.3 Conference room, 3rd Fl.,
                            Park Shibaura, 3-26-1 Kaigan, Minato-ku, Tokyo

3.    Purpose of the meeting
      Matters to be resolved

         Agenda 1:      Approval of the Share Exchange Agreement Between Toyo
                        Officemation Inc. and Mitsui & Co., Ltd.

         Agenda 2:      Partial Amendment to the Articles of Incorporation

The details of the agenda are as set forth in the following "Reference to Exercise of Voting Rights (pages 2 - 29) ".


--------------------------------------------------------------------------------
Note: Attendees are asked to return the enclosed Exercise of Voting Rights forms to the reception desk on the day of the meeting.

                     REFERENCE TO EXERCISE OF VOTING RIGHTS


1.   TOTAL NUMBER OF VOTING RIGHTS HELD BY ALL SHAREHOLDERS                6,813

2.   AGENDA AND REFERENCE INFORMATION

     AGENDA 1:  APPROVAL OF THE SHARE EXCHANGE AGREEMENT BETWEEN TOYO
                OFFICEMATION INC. AND MITSUI & CO., LTD.

     (1) REASONS THAT THE SHARE EXCHANGE IS REQUIRED
     Since its establishment in 1971, Toyo Officemation Inc. (hereinafter, "TOM") has provided a total service, covering everything from system design to system implementation, operating support and system maintenance, for the purpose of improving the effectiveness of the business process of its clients through the integration of information processing systems, imaging processing systems, data entry systems, etc., making full use of OCR and imaging technologies. Recently, TOM is aiming for a rapid expansion in outsourcing business focusing on information processing services through establishment of the Business Process Outsourcing Division. Furthermore, TOM is set to make the leap to a high value added service provider, by placing integrated document management service utilizing the document processing technologies developed to date as its new core business.

     To realize this new vision, it was decided to be the best way for TOM to improve the competitiveness and to develop a speedy and effective business by further strengthening TOM's tie-up with Mitsui & Co., Ltd. (hereinafter, "Mitsui") that places the solutions business as the core business in the information industry. As a result, it has been agreed between the companies to perform a share exchange with TOM becoming a wholly owned subsidiary of Mitsui. The share exchange agreement entered into on December 17, 2003 provides that the effective date of the share exchange is April 1, 2004 and that the exchange ratio is one share of TOM for 0.65 share of Mitsui. Through this share exchange, all shares issued to date by TOM will be held by Mitsui and all of TOM's shareholders will become the shareholders of Mitsui.

     Through this share exchange with Mitsui, TOM, as a member of the Mitsui group, aims to strengthen the synergy between TOM and Mitsui through utilizing the strengths of both companies and enhance the product development ability, product supply ability, sales ability and operations ability. In addition, it is believed that a sharing of the companies' customer bases and technology development resources will result in the expansion of TOM's operating base, which will maximize TOM's enterprise value.

     For the purpose of further development, TOM requests the consent of the shareholders to this share exchange and the approval of the share exchange agreement.

     (2) DETAILS OF THE SHARE EXCHANGE AGREEMENT

     The details of the share exchange agreement entered into between TOM and Mitsui on December 17, 2003 are as follows.

                         SHARE EXCHANGE AGREEMENT (COPY)

Mitsui & Co., Ltd. (hereinafter, "Mitsui") and Toyo Officemation Inc. (hereinafter, "TOM") do hereby enter into the following share exchange agreement (hereinafter, the "Agreement").

Article 1 (Share Exchange)

    Mitsui and TOM shall, in accordance with the conditions set forth in the articles below, perform a share exchange for the purpose of Mitsui becoming TOM's sole parent company and TOM becoming a wholly owned subsidiary of Mitsui in the manner set forth in Articles 352 through Article 363 of the Commercial Code (hereinafter, the "Share Exchange")

Article 2 (Effective Date of the Share Exchange)

     The effective date of the Share Exchange shall be April 1, 2004. Provided, however, that if necessary for the Share Exchange procedures, this date may be changed upon consultations between Mitsui and TOM.

Article 3 (Allocation of Treasury Stock in the Share Exchange)

     Mitsui shall, in respect of the shareholders (Including beneficial shareholders. Hereinafter the same.) registered in TOM's shareholder register (Including the beneficial shareholders register. Hereinafter the same.) as of the end of the day immediately prior to the effective date of the Share Exchange, allocate 1,868,881 ordinary shares of Mitsui's treasury stock based upon a ratio of 0.65 ordinary shares of Mitsui for one share of TOM. Provided, however, no Mitsui's ordinary share shall be allocated in respect of the 4,045,998 shares of TOM held by Mitsui.

Article 4 (Increases in the amount of Capital and Capital Reserve)

     Increases in the amount of capital and capital reserve resulting from the Share Exchange shall be as set forth below.

     1.  Capital Increase

     No increase.

2.   Amount of the Capital Reserve
     The amount obtained by multiplying the net assets of TOM as of the date of the Share Exchange by the percentage of number of shares transferred to Mitsui as a result of the Share Exchange to the total number of shares issued by TOM less the total amount of the book value of Mitsui's treasury stock that will be exchanged with TOM's shareholders pursuant to Article 3 of this Agreement.

Article 5 (Interim and Final Dividends)

1. Mitsui shall pay interim dividend (distribution under Article 293-5 of the Commercial Code) to the shareholders or the registered pledgees registered on the shareholders register as of the end of September 30, 2003 to the extent of the amount set forth below.

           4 yen per share. Total amount: 6,326,157,084 yen.

2. TOM shall pay a dividend to the shareholders or the registered pledgees registered on the shareholders register as of the end of March 31, 2004 to the extent of the amount set forth below.

           13 yen per share. Total amount: 90,000,000 yen.

Article 6 (Term of Office of the Officers Appointed Prior to the Share Exchange)

   The term of office of the Directors and Auditors of Mitsui who were appointed prior to the Share Exchange shall be the term of office that would have been served had there been no Share Exchange.

Article 7 (General Meeting of the Shareholders for the Approval of the Share Exchange)

1. TOM shall put to a vote for the approval of this Agreement and other actions required for the Share Exchange in the general meeting of shareholders to be held on February 25, 2004. Provided, however, that if required for the execution of the Share Exchange procedures, this date may be altered upon consultations between Mitsui and TOM.

2. Mitsui shall, in accordance with Article 358, Para. 1 of the Commercial Code, perform the Share Exchange without obtaining the consent of its shareholders to the Share Exchange Agreement at a general shareholders meeting.

3. TOM shall also put a vote in respect of the deletion of Article 10 (Record
   Date) of its Articles of Incorporation at the general meeting of the shareholders for the approval of the Share Exchange.

Article 8 (Management of Companies' Properties, etc.)

   Mitsui and TOM shall, from the date of this Agreement until the effective date of the Share Exchange, perform their respective duties of care in the operation of business and management of all of their respective properties and, any action that has a material influence on the properties or on the rights and obligations of either Mitsui or TOM shall only be performed after consultation between Mitsui and TOM in advance.

Article 9 (Alterations to the Conditions of the Share Exchange or Cancellation of the Agreement)

   If any material changes occur in the assets or operating conditions of either Mitsui or TOM during the period from the date of this Agreement to the date immediately prior to the effective date of the Share Exchange, the conditions of the Share Exchange may be altered or this Agreement may be cancelled, in each event based upon consultations between Mitsui and TOM.

Article 10 (Validity of this Agreement)

   In the event that the Share Exchange is not approved at TOM's general shareholders meeting as set forth in Article 7, this Agreement shall become null and void. Further, in the event that the consent of the relevant authorities specified under the laws and regulations cannot be obtained, this Agreement shall become null and void.

Article 11 (Consultations)

   Matters not set forth in this Agreement or other matters required for the Share Exchange shall be determined in separate consultations between Mitsui and TOM in a line with the intent of this Agreement.

Article 12 (Consent to Jurisdiction)

   Where any dispute arises in respect of this Agreement, Mitsui and TOM do hereby consent to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

IN WITNESS WHEREOF

Mitsui and TOM have caused this Agreement to be sealed in their respective names in duplicate, each party retaining one (1) copy thereof.



December 17, 2003


Mitsui:
        -------------------------
        Shoei Utsuda
        President and Chief Executive Officer
        Mitsui & Co., Ltd.
        2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo


TOM:
        --------------------------
        Sadanao Fukuda
        President
        Toyo Officemation Inc.
        13-10, Shibaura 1-chome, Minato-ku, Tokyo

     (3) EXPLANATION IN RESPECT OF THE SHARE EXCHANGE RATIO UNDER ARTICLE 354, PARAGRAPH 1 (2) OF THE COMMERCIAL CODE

         The details of "the documents describing the reasons for the allocation of the shares to the shareholders of the company that will become the wholly owned subsidiary" required under Article 354, Paragraph 1 (2) of the Commercial Code are as follows.

            REASONS OF THE SHARE EXCHANGE RATIO DETERMINATION (COPY)

Toyo Officemation Inc. (hereinafter, "TOM") has determined the share exchange ratio in respect of the share exchange with Mitsui & Co., Ltd. (hereinafter, "Mitsui") scheduled for April 1, 2004 (hereinafter, the "Share Exchange") as set forth below.

1. TOM, prior to entering into negotiations and consultations with Mitsui in respect of the share exchange ratio in the Share Exchange, requested that a third party, PricewaterhouseCoopers Financial Advisory Service International Ltd. (hereinafter, "PwC FAS") calculate a proposal of the share exchange ratio to be used in the negotiations and consultations with Mitsui.

 2. PwC FAS, upon receipt of this request, considered various aspects in determining the method to be utilized in the valuation of the corporations. The results were that the Market Methodology, Discounted Cash Flow Methodology and Net Asset Methodology were applied to TOM, while, the Market Methodology, Discounted Earnings Methodology and Net Asset Methodology were applied to Mitsui. Based upon the overall consideration of the analytical results, PwC FAS has calculated a share exchange ratio for this Share Exchange and proposed a range of the share exchange ratio to TOM and rendered an opinion stating the appropriateness of the ratio from financial perspective.

 3. TOM, based upon the range of the share exchange ratio provided by PwC FAS, entered into negotiations and consultations with Mitsui and gave careful consideration to the matter.

 4. The results of these negotiations and consultations were that at their respective board of directors meetings held on December 17, 2003, it was resolved that there be an share exchange based upon the share exchange ratio of one share of TOM for 0.65 shares of Mitsui, and on that same day the share exchange agreement was entered into between TOM and Mitsui.

 5. Meanwhile, Mitsui appointed Nomura Securities Co., Ltd. (hereinafter, "Nomura Securities") as the third party valuator and requested to calculate a proposal of the share exchange ratio. The agreed final share exchange ratio fell within the range of the share exchange ratio calculated by Nomura Securities.

 6. The agreed final share exchange ratio fell within the range of the share exchange ratio proposed by PwC FAS.

Sadanao Fukuda
President
Toyo Officemation Inc.
13-10, Shibaura 1-chome, Minato-ku, Tokyo

(4)  DETAILS OF THE BALANCE SHEET AND STATEMENT OF INCOME AS SET FORTH IN
     ARTICLE 354, PARAGRAPH 1 ITEMS (3) THROUGH (6) OF THE COMMERCIAL CODE

     (a) TOM's Balance sheet and Statement of income compiled within six months of the date of TOM's Extraordinary General Meeting of Shareholders.

                     TOM'S INTERIM BALANCE SHEET FOR FY2003
                              (September 30, 2003)

                                                                                                  (Thousand yen)

                         ASSETS                                                LIABILITIES
--------------------------------------- ----------------- ------------------------------------- -----------------
                                             Amount                                                  Amount
--------------------------------------- ----------------- ------------------------------------- -----------------
Current Assets                             6,520,142      Current Liabilities                        1,792,756
   Cash on hand and in banks               1,780,868         Notes payable-trade                       142,591
   Notes receivable-trade                     66,833         Accounts payable-trade                    999,757
   Accounts receivable-trade               1,541,674         Short-term borrowings                     240,000
                                                             Long-term borrowing to be repaid
   Marketable securities                   1,000,315           within a year                            10,000
                                                             Accrued corporate tax                       5,209
   Inventories                               335,502         Reserve for accrued bonus                 152,364
   Advanced payment                          105,214         Other                                     242,833
   Short-term loan                         1,508,684      Fixed Liabilities                            337,021
   Deferred tax assets                       100,225         Reserve for retirement benefits           282,132
   Other current assets                       89,835         Reserve for rewards for service
   Allowance for doubtful accounts            -9,010           upon retirement of Directors             54,888
                                                          ------------------------------------- -----------------
                                                          Total Liabilities                          2,129,778
Fixed Assets                               1,160,841      ------------------------------------- -----------------
  Tangible fixed assets                      617,997                       SHAREHOLDERS' EQUITY
                                                          -------------------------------------------------------
   Leased equipment                           82,146      Common stock                                 975,880
   Equipment used by the Company             331,041      Additional paid-in capital                 2,162,050
   Other                                     204,809         Capital reserve                         2,162,050
  Intangible Fixed Assets                     94,884      Retained Earnings                          2,397,734
   Software                                   71,402         Legal reserve                              66,447
   Other                                      23,481         Voluntary reserve                         960,000
                                                             Unappropriated retained earnings        1,371,287
  Investments and Other Assets               447,959      Difference on evaluation of securities        19,165
                                                          Treasury stock                                -3,623
   Deferred tax assets                       117,498      ------------------------------------- -----------------
                                                          Total Shareholders' Equity                 5,551,206
   Investments and other assets              379,769      ------------------------------------- -----------------
   Allowance for doubtful accounts           -49,308      Total Liabilities and Shareholders'
--------------------------------------- -----------------   Equity                                   7,680,984
Total Assets                               7,680,984      ------------------------------------- -----------------
--------------------------------------- -----------------

Note 1:   Accumulated depreciation on tangible fixed assets:   1,814,808,000 yen

     2:   The stated amount is rounded down to the nearest unit of 1,000 yen.

                  TOM'S INTERIM STATEMENT OF INCOME FOR FY2003
                   (Six-month period ended September 30, 2003)

                                                                                                    (Thousand yen)

                                                                                                   Amount
                                                                                         -------------------------
Ordinary        Operating income   Operating income
income and      and loss              Net sales                                                      3,591,556
loss                               Operating expenses
                                      Cost of sales                                                  2,497,006
                                      Selling, general and administrative expenses                   1,168,212
                                                                                         -------------------------
                                      Operating loss                                                    73,662
                                                                                         -------------------------
                Non-operating         Non-operating income                                              16,654
                income and loss       Non-operating expenses                                             9,107
                                                                                         -------------------------
                Ordinary loss                                                                           66,114
                                                                                         -------------------------
Extraordinary income and loss         Extraordinary income                                               4,342
                                      Extraordinary loss                                                14,143
                                                                                         -------------------------
Income before income taxes                                                                              75,915
                                                                                         -------------------------
Provision for income taxes                                                                               5,200
                                                                                         -------------------------
Corporate and other tax adjustments                                                                    -26,384
                                                                                         -------------------------
Net income                                                                                              54,731
                                                                                         -------------------------
Retained earnings at beginning of period                                                             1,426,018
                                                                                         -------------------------
Retained earnings at end of period                                                                   1,371,287
                                                                                         -------------------------

Note 1:   Details of extraordinary income
              Reversal of allowance for doubtful receivables       4,342,000 yen

     2:   Details of extraordinary loss
              Loss on disposal of fixed assets                    14,143,000 yen

     3:   The stated amount is rounded down to the nearest unit of 1,000 yen.

Important items based upon which the interim financial statements were compiled

1. Valuation standards and valuation methods for major assets

   (1) Securities valuation standards and valuation methods

     - Shares of subsidiaries

       Calculated at cost using the moving average method.

     - Other securities

       Marketable securities:

       Calculated using the market value method as at the account settlement date (Unrealized losses on these securities are directly charged to shareholders' equity in lump sum. Cost of sales is calculated using the moving average method.)

       Non-marketable securities:

       Are stated at cost using the moving average methods.

   (2) Inventory valuation standards and valuation methods

     - Within products, machinery is stated using fixed cost method on the first-in first-out method.

     - Within products, parts and consumables are stated at cost determined by the gross average method.

     - Goods in progress are stated at cost determined by the specific cost method

     - Stock is stated at cost in accordance with the final purchase cost method.

2.  Depreciation method for major depreciable assets

   (1) Tangible fixed assets

     - Building acquired on or after April 1, 1998 (Excluding annexes or additions to existing buildings) and leased machinery: Straight line depreciation method (In general useful life period is 5 - 15 years).

     - Equipment used by the Company and other: Declining balance method (In general useful life period is 5 years.)

   (2) Intangible Fixed Assets

     - Software

        For market sales use:  Depreciated using the straight line method based on the sale possible limitation period (3 years).

        For Company use:       Depreciated using the straight line method over
                               the possible in-house use period (5 years).

     -  Goodwill               Straight line method

     -  Trademarks             Straight line method

3.  Standards for calculation of major reserves

   (1) Allowance for Doubtful Accounts

       To provide for losses from bad debts, the allowance is calculated based upon a forecast as to the amount irrecoverable determined by the loan loss ratio for general credits, in respect of specified receivable accounts that are feared to have become doubtful accounts, based upon individual consideration of the possibility of recovery.

   (2) Reserve for Bonuses

       To provide for the payment of bonuses to employees, it is calculated in accordance with the predicted payment amount.

   (3) Reserve for Retirement Benefits

       To provide for retirement benefits of employees, it is calculated as the amount deemed payable at the end of each fiscal year based upon the retirement benefit obligations and predicted amount of pension assets for that fiscal year.

   (4) Reserve for Rewards for Service upon Retirement of Directors.

       To provide for payment of a reward for services upon retirement of Directors, it is calculated as 100% of the required payment amount pursuant to Company regulations.

       Further this reserve is a reserve as set forth in Article 43 of the Commercial Code Implementation Regulations.

4. Credits and Debts in foreign currency and debt conversion to Japanese currency standards Monetary debts and credits in foreign currency are converted into yen based upon the spot exchange rate on the interim closing date and conversion differential amounts are treated as profit or loss.

5.  Treatment method for major lease transactions

    Financial lease transactions, aside from leases where ownership rights to the leased property are deemed to have transferred to the lessee, are accounted for in accordance with the method applicable to ordinary lease transactions.

6.   Major hedge accounting method

   1  Hedge accounting method

      Accounted for using deferred hedge accounting.

      Further in respect of monetary debts and credits in foreign currency with an attached foreign exchange, these are accounted for using appropriation hedge accounting.

   2  Hedge procedures and hedged items

     -   Hedge procedures: Foreign exchange contracts

     -   Hedged items:     Liabilities in foreign currency and planned
                           transactions in foreign currency

   3  Hedge principles.

      Our Company based on its in-house risk management principles hedges against the risk of exchange rate fluctuations.

7.  Consumption tax accounting method

    For consumption tax and other taxes, the tax excluded method is used.

   (b) Mitsui's Balance sheet and Statement of income compiled within six months of the date of TOM's Extraordinary General Meeting of Shareholders



                  MITSUI'S SEMIANNUAL BALANCE SHEET FOR FY2003
                              (September 30, 2003)


                                                                                                (Millions of Yen)

                                             Amount                                                  Amount
--------------------------------------- ----------------- ------------------------------------- -----------------
                ASSETS                                                LIABILITIES

Current assets                              Y2,513,741    Current liabilities                        Y1,639,526
    Cash and time deposits                     367,536        Notes payable                              78,057
    Notes receivable                           231,094        Accounts payable, trade                   888,075
    Accounts receivable, trade               1,186,819        Short-term borrowings                     361,806
    Securities                                 127,411        Commercial paper                           50,000
    Inventories                                175,655        Accounts payable, other                   144,072
                                                              Advances received from customers           42,224
    Advances to suppliers                       31,385        Other                                      75,290

    Deferred tax assets--current                14,300    Long-term liabilities                       1,817,570
    Other                                      393,398
    Allowance for doubtful receivables         (13,860)       Debentures and bonds                      570,086
                                                              Long-term borrowings                    1,175,641
Non-current assets                           1,629,837        Liability for retirement benefits           5,790

  Tangible assets (net)                        126,935        Other                                      66,052
  Intangible assets                             18,521                                               ----------
  Investments and other assets               1,484,380             Total liabilities                  3,457,097
    Investments in securities                1,054,617                                               ----------

    Long-term loans receivable                 151,419            SHAREHOLDERS' EQUITY
    Deferred tax assets--                       75,027
    non-current                                           Capital stock                                 192,487
    Other                                      349,994    Capital surplus                               218,710
    Allowance for doubtful receivables        (146,677)   Retained earnings                             224,950
                                                          Net unrealized gain on
                                                              Available-for-sale securities              51,652
                                                              Treasury stock                             (1,318)
                                                                                                     ----------
                                                               Total shareholders' equity               686,482
                                            ----------                                               ----------
             Total assets                   Y4,143,579    Total liabilities and shareholders' equity Y4,143,579
                                            ----------                                               ----------

Notes: 1. Figures are rounded down to the nearest million yen.

Notes: 2. For the interim period under review, the amounts of the items listed below were as follows:

     (1) Accumulated depreciation of tangible assets:        Yen 105,423 million

     (2) Assets pledged as security:                          Yen 75,127 million

     (3) Guarantees and contingent liabilities:

         - Guarantees:                                     Yen 1,039,818 million

           (including Yen 153,112 million of commitments and other letters similar to guarantees)

         - Notes receivable discounted:                       Yen 53,697 million

               MITSUI'S SEMIANNUAL STATEMENT OF INCOME FOR FY2003
                   (Six-month period ended September 30, 2003)

                                                                                              (Millions of Yen)

                                                                                    Amount
                                                                ------------------------------------------------
Ordinary Income and expenses
   Operating income and Expenses
      Sales                                                                                        Y4,908,778
      Cost of sales                                                         4,802,089
                                                                ----------------------- ------------------------
            Gross profit                                                                              106,689
      Selling, general and administrative expenses                             97,933
                                                                ----------------------- ------------------------
            OPERATING PROFIT                                                                            8,755

   Non-operating income and expenses
     Non-operating income
      Interest received                                                                                 7,721
      Dividends received                                                                               29,191
      Other                                                                                             3,229
            Total non-operating income                                                                 40,142
     Non-operating expenses
      Interest paid                                                             7,068
      Other                                                                     4,313
                                                                -----------------------
            Total non-operating expenses                                       11,381
                                                                ----------------------- ------------------------
            ORDINARY PROFIT                                                                            37,516

Extraordinary gains and losses
   Extraordinary gains
      Gain on sales of tangible assets                                                                    478
      Gain on sales of investments in securities                                                       13,422
                                                                                        ------------------------
            Total extraordinary gains                                                                  13,901
   Extraordinary losses
      Loss on disposal of tangible assets                                         620
      Loss on devaluation of tangible assets                                    3,426
      Loss on sales of investments in securities                                  242
      Loss on devaluation of investments in securities                         20,399
      Provision for doubtful receivables from
        subsidiaries and associated companies                                  16,749
                                                                -----------------------
            Extraordinary losses                                               41,347
            INCOME BEFORE INCOME TAXES                                                                  9,980
Income taxes--current                                                           6,404
Income taxes--deferred                                                                                  2,821
                                                                ----------------------- ------------------------
            NET INCOME                                                                                  6,397
Unappropriated retained earnings at beginning of period                                                   136
                                                                                        ------------------------
             UNAPPROPRIATED RETAINED EARNINGS AT END OF PERIOD                                     Y    6,534
                                                                                        ------------------------

Notes 1. Figures are rounded down to the nearest million yen.

      2. Net income per share for the interim period under review: Yen 4.04

        (c)  TOM's latest Balance sheet and Statement of income


                         TOM'S BALANCE SHEET FOR FY2002
                                (March 31, 2003)

                                                                                                  (Thousand yen)

                                             Amount                                                  Amount
--------------------------------------- ----------------- ------------------------------------- -----------------
                ASSETS                                                           LIABILITIES
Current Assets                               6,665,620    Current Liabilities                        1,832,113
   Cash on hand and in banks                 1,638,435       Notes payable-trade                       142,999
   Notes receivable-trade                      109,819       Accounts payable-trade                  1,103,657
   Accounts receivable-trade                 1,926,017       Short-term borrowings                     230,000
                                                             Long-term borrowing to be repaid
   Marketable securities                     1,000,004         within a year                            18,000
                                                             Accounts payable-other                     63,629
   Products                                    254,245       Accrued corporate tax                       3,636
   Goods in process                              4,177       Accrued enterprise tax                        501
   Stock                                         5,899       Accrued expenses                           37,629
   Advanced payment                             57,052       Advance received                           73,053
   Costs and expenses in advance                59,452       Deposits received                          10,496
   Short-term loan                           1,509,328       Reserve for accrued bonus                 148,509
   Accounts receivable-other                    31,956
   Deferred tax assets                          82,434
   Other current assets                            132    Fixed Liabilities                            345,157
   Allowance for doubtful accounts             -13,334
                                                             Reserve for retirement benefits           293,162
Fixed Assets                                 1,187,049       Reserve for rewards for service
                                                               upon retirement of Directors             51,994
  Tangible fixed assets                        629,465

   Buildings                                    75,748    Total Liabilities                          2,177,271
   Leased equipment                            122,548
   Equipment used by the Company               331,136
   Tools and equipment                          96,769                     SHAREHOLDERS' EQUITY
   Land                                          2,980    Common stock                                 975,880
   Construction in progress                        282    Additional paid-in capital                 2,162,050
  Intangible Fixed Assets                      119,135       Capital reserve                         2,162,050
   Software                                     91,293    Retained Earnings                          2,542,334
   Goodwill                                     20,250       Legal reserve                              66,447
   Telephone subscription rights                 6,963       Voluntary reserve                         900,000
   Trademarks                                      628         General reserve                         900,000
  Investments and Other Assets                 438,448       Unappropriated retained earnings        1,575,887
   Investment securities                        65,671       (Net profit for this term)                (27,076)
   Securities of subsidiaries                   19,930    Difference on evaluation of securities        -1,550
   Long-term loan                               41,574    Treasury stock                                -3,314
   Security deposit and guarantee deposit      121,910
   Deferred tax assets                         123,301    Total Shareholders' Equity                 5,675,399
   Investments and other assets                114,216                                          -----------------
   Allowance for doubtful accounts             -48,156    Total Liabilities and Shareholders'
                                        --------------      Equity                                   7,852,670
Total Assets                                 7,852,670                                          -----------------
                                        --------------


Note 1: The stated amount is rounded down to the nearest unit of 1,000 yen.

     2: Short term currency receivable for the parent company                                      30,601,000 yen

     3: Short term currency liabilities for the parent company                                    148,155,000 yen

     4: Short term currency receivable for subsidiaries                                               997,000 yen

     5: Short term currency liabilities for subsidiaries                                           23,830,000 yen

     6: Accumulated depreciation on tangible fixed assets                                       1,899,697,000 yen

     7: Foreign currency receivable          Accounts receivable (US$ 5,000.)                         721,000 yen
                                             Investment securities (US$ 52,000.)                    6,359,000 yen

     8: The base for the calculation of income per share in this fiscal year is as follows.              3.92 yen
                                   Earnings                                                        27,076,000 yen
                                   Amount not attributed to ordinary shareholders                              --
                                   Earnings attributed to ordinary shares                          27,076,000 yen
                                   Interim average number of shares                              6,915,688 shares

     9: In addition to fixed assets accounted for in the balance sheet, electrical equipment and peripherals are major fixed assets used under lease agreements.


                      TOM'S STATEMENT OF INCOME FOR FY2002
                       (For the year ended March 31, 2003)

                                                                                                  (Thousand yen)

                                                                                          Amount
                                                                           ---------------------------------------
Ordinary        Operating income   Operating income
income and      and loss
loss
                                      Net sales                                                         8,675,291
                                   Operating expenses
                                      Cost of sales                                 6,174,594
                                      Selling, general and                          2,388,526           8,563,121
                                      administrative expenses             -------------------- ------------------
                                   Operating loss                                                         112,169
                                                                          -------------------- -------------------
                Non-operating      Non-operating income
                income and loss
                                      Interest income and dividend                     21,208
                                      income
                                      Miscellaneous income                             25,091              46,300
                                   Non-operating expenses
                                      Interest expense                                  2,220
                                      Loss on inventory valuation                      27,738
                                      Sundry loss                                      12,399              42,358
                                                                          -------------------- -------------------
                Ordinary loss                                                                             116,111
                                                                                               -------------------
Extraordinary income and loss      Extraordinary income
                                      Reversal of allowance for                                             4,071
                                      doubtful accounts
                                   Extraordinary loss
                                      Loss on disposal of fixed assets                 12,238
                                      Valuation loss on investment                     19,147
                                      securities
                                      Transfer loss on investment                       2,711
                                      securities
                                      Loss on revaluation of golf                       4,000              38,097
                                      membership rights                   -------------------- -------------------
Income before income taxes                                                                                 82,085
                                                                                               -------------------
Provision for income taxes                                                                                108,658
                                                                                               -------------------
Corporate and other tax adjustments                                                                       -53,649
                                                                                               -------------------
Net income                                                                                                 27,076
                                                                                               -------------------
Retained earnings at beginning of year                                                                  1,548,810
                                                                                               -------------------
Retained earnings at end of year                                                                        1,575,887
                                                                                               -------------------

Note 1: The stated amount is rounded down to the nearest unit of 1,000 yen.

     2: Trading amount with the parent company. Amount of sales                                   276,120,000 yen

                                                Amount of purchase                                795,320,000 yen

                                                Trading amount of other than sales                 71,641,000 yen

     3: Trading amount with subsidiaries        Amount of sales                                     3,998,000 yen

                                                Amount of purchase                                169,822,000 yen

                                                Trading amount of other than sales                 44,985,000 yen


Important Accounting Principles

1   Securities valuation standards and valuation methods

     - Shares of subsidiaries

       Calculated at cost using the moving average method.

     - Other securities

       Marketable securities:

       Calculated using the market value method as at the account settlement date (Unrealized losses on these securities are directly charged to shareholders' equity in lump sum. Cost of sales is calculated using the moving average method.)

       Non-marketable securities:

       Are stated at cost using the moving average methods.

2   Inventory valuation standards and valuation methods

     - Within products, machinery is stated using fixed cost method on the first-in first-out method.

     - Within products, parts and consumables are stated at cost determined by the gross average method.

     - Goods in progress are stated at cost determined by the specific cost method.

     - Stock is stated at cost in accordance with the final purchase cost method.

3    Fixed assets depreciation method

   (1) Tangible fixed assets

     - Building and leased machinery:

       Declining balance method (In general useful life period is 5 - 15 years.)

       However in respect of building acquired on or after April 1, 1998 (Excluding annexes or additions to existing buildings), the straight line depreciation method.

     - Equipment used by the Company and other:

       Declining balance method (In general useful life period is 5 years.)

   (2) Intangible Fixed Assets

     - Software

        For market sales use:   Depreciated using the straight line method
                                based on the sale possible limitation period
                                (3 years).

        For Company use:        Depreciated using the straight line method over
                                the possible in-house use period (5 years).

     -   Goodwill               Straight line method

     -   Trademarks             Straight line method

4 Credits and Debts in foreign currency and debt conversion to Japanese currency standards

    Monetary debts and credits in foreign currency are converted into yen based upon the spot exchange rate at the settlement of accounts and conversion differential amounts are treated as profit or loss.

5    Standards for calculation of reserves

   (1) Allowance for Doubtful Accounts

       To provide for losses from bad debts, the allowance is calculated based upon a forecast as to the amount irrecoverable determined by the loan loss ratio for general credits, in respect of specified receivable accounts that are feared to have become doubtful accounts, based upon individual consideration of the possibility of recovery.

   (2) Reserve for Bonuses

       To provide for the payment of bonuses to employees, it is calculated in accordance with the predicted payment amount.

   (3) Reserve for Retirement Benefits

       To provide for retirement benefits of employees, it is calculated as the amount deemed payable at the end of each fiscal year based upon the retirement benefit obligations and predicted amount of pension assets for that fiscal year.

   (4) Reserve for Rewards for Service upon Retirement of Directors.

       To provide for payment of a reward for services upon retirement of Directors, it is calculated as 100% of the required payment amount pursuant to Company regulations. Further this reserve is a reserve regulated under Article 287.2 of the Commercial Code.

6   Important treatment method for lease transactions

    Financial lease transactions, aside from leases where ownership rights to the leased property are deemed to have transferred to the lessee, are accounted for in accordance with the method applicable to ordinary lease transactions.

7   Hedge accounting method

   (1) Hedge accounting method

       Accounted for using deferred hedge accounting. Further in respect of monetary debts and credits in foreign currency with an attached foreign exchange, these are accounted for using appropriation hedge accounting.

   (2) Hedge procedures and hedged items

     - Hedge procedures: Foreign exchange contracts

     - Hedged items: Liabilities in foreign currency and planned transactions in foreign currency

   (3) Hedge principles.

       Our Company based on its in-house risk management principles hedges against the risk of exchange rate fluctuations.

8   Consumption tax accounting method

    For consumption tax and local consumption tax the tax excluded method is used.

9 Accounting standards in respect of reversal of treasury stocks and legal reserves.

    From this fiscal year "The Accounting Standards in respect of Reversal of Treasury Stock and Legal Reserves" (Business Accounting Standards Committee, Feb. 21, 2002.Business Accounting Standards No. 1) have been applied. Further these changes have had a slight influence on the income and loss statement.

10  The Accounting Standards in respect of Annual Net Income per Share.

    From this fiscal year "The Accounting Standards in respect of Annual Net Income per Share" (Business Accounting Committee Sep. 25, 2002 Business Accounting Standards No. 2) and "The Guidelines Applicable to the Accounting Standards in respect of Annual Net Income per Share" (Business Accounting Committee Sep. 25, 2002 Business Accounting Standards No. 4) have been applied. Further "Income per share" has not been influenced in this fiscal year where the same method as in previous years has been applied.

(Tax Effect Accounting Related)

1 The causes for the occurrence of deferred tax assets and deferred tax liabilities are as follows:

     Deferred tax assets (Current assets)
      Denial of loss on retirement of inventory assets            11,650,000 yen
      Enterprise tax                                              -2,379,000 yen
      Amount of reserve for accrued expenses exceeded the
        deductible amount limit                                    7,805,000 yen
      Amount of reserve for bonuses exceeded the deductible
        amount limit                                              50,527,000 yen
      Allowance for doubtful accounts exceeded the deductible
        amount limit                                               1,659,000 yen
      Other                                                       13,171,000 yen
                                                               -----------------
                        Subtotal                                  82,434,000 yen

   Deferred tax assets (Fixed assets)

      Amount of the reserve for retirement benefits exceeded
        the deductible amount limit                               68,345,000 yen

      Reserve for Directors' retirement allowances denied
        as a deductible amount                                    21,317,000 yen
      Fixed assets depreciation exceeded deductible
        amount limit                                                 613,000 yen
      Golf membership rights denied as an allowance for
        doubtful accounts                                         19,680,000 yen
   Golf membership rights denied as a valuation loss               9,187,000 yen
   Other                                                           4,159,000 yen
                        Subtotal                                 123,301,000 yen
                                                                ----------------
                          Total                                  205,375,000 yen
                                                                ----------------

Note 1: Deferred tax liability (Current liabilities) of 2,379,000 yen has been accounted for as deferred tax assets (current assets) offset items.

     2: For the statutory effective tax percentage used in the calculation of the deferred tax assets, in accordance with an amendment to the local tax laws (Commencing from the fiscal year beginning April 1, 2004, the introduction of a pro forma standard tax to the enterprise tax), within the discrepancies arising at the end of this fiscal year the tax percentage for items that are planned to be eliminated prior to the amendment by the end of March 2004 is 42.0% whereas as the tax percentage of the items planned to be eliminated after the amendment post April 2004 is 41.0%.

        Due to the alteration in the taxation percentage, the amount of deferred tax assets at the end of this fiscal year has been reduced by 2,981,000 yen with the corporations tax adjustment amount calculated on expenses to the end of this fiscal year being reduced by 2,981,000 yen.

2 The causes of the discrepancy between the statutory effective tax percentage and the liability percentage for corporation's tax, after the application of tax effect accounting, are as follows:


      Statutory effective tax percentage                                                          42.0%
      (Adjustment)
      Items that have never been included as expenses such as entertainment expenses.              7.2%
      Withholding tax and the residents tax per capita levy                                       16.1%
      Reductions in the amount of deferred tax assets at the end of the fiscal year
         due to alterations in the tax percentage                                                  3.7%
      Other                                                                                       -2.0%
                                                                                              -----------
      Liability percentage for corporations tax after the application of tax effect
         accounting                                                                               67.0%
                                                                                              -----------

(Retirement Benefits Accounting)

1   Outline of the retirement benefit system used.

    TOM's retirement benefit system pays retirement benefits to those employees who retire after three (3) years or more of continuous service calculated based on in-house regulations dependent upon the years of service until the date of retirement and the salary of the retiree.

    To fulfill payment of these retirement benefits, in addition to retained earnings of the required funds, TOM utilizes an approved pension scheme in respect of employees who have reached the age of 55, which provides external contributions. Accordingly individual retirement benefits (lump sum or pension) are paid from the retained earnings for employees under 55 and from the external contribution approved pension scheme for employees 55 years or older.


2   Retirement benefit liabilities related items (As of March 31, 2003)

      Retirement benefit liabilities                                                    692,489,000 yen
      Pension fund balance                                                              399,326,000 yen
                                                                                      -----------------
      Unappropriated amount due to difference at time of accounting
       standards change                                                                           -
      Reserve for retirement benefits                                                   293,162,000 yen
                                                                                      =================

3   Retirement benefit cost related items (From April 1, 2002 to March 31, 2003)

      Amount of labor cost                                                              147,216,000 yen
      Appropriated amount of earnings due to difference at time of accounting
       standards change                                                                           -
                                                                                      -----------------
      Retirement benefit cost                                                           147,216,000 yen
                                                                                      =================

(d) Mitsui's latest Balance sheet and Statement of income



                  MITSUI'S BALANCE SHEET FOR FY2002
                          (March 31, 2003)

                                                                                             (Millions of Yen)

                                             Amount                                                  Amount
--------------------------------------- --------------    ------------------------------------- --------------
                    ASSETS                                                   LIABILITIES

CURRENT ASSETS                              Y2,547,889    CURRENT LIABILITIES                       Y1,756,693
    Cash and time deposits                     494,905        Notes payable                             86,036
    Notes receivable                           237,983        Accounts payable, trade                  941,226
    Accounts receivable, trade               1,210,189        Short-term borrowings                    344,999
    Securities                                  38,194        Commercial paper                          90,000
    Inventories                                180,693        Current portion of debentures
                                                                and bonds                               20,000
    Contract work in process                     1,588        Accounts payable, other                  161,021
    Advance to suppliers                        37,733        Accrued income taxes                       4,614
    Prepaid expenses                             2,168        Accrued expenses                          28,897
    Accounts receivable, other                 129,969        Advances from customers                   41,738
    Accrued income                              11,029        Deposits received                          3,954
    Short-term loans receivable                138,115        Deferred income                            2,294
    Deferred tax assets--current                18,358        Other                                     31,909
    Other                                       61,409
    Allowance for doubtful receivables         (14,450)   LONG-TERM LIABILITIES                      1,744,924
                                                              Debentures and bonds                     504,086
NON-CURRENT ASSETS                           1,599,708        Long-term borrowings                   1,174,380
  TANGIBLE ASSETS (NET)                        133,586        Liability for retirement benefits          5,900
    Leased property                             54,757        Other                                     60,557
    Buildings                                   44,425                                          --------------
    Structures                                   1,826         TOTAL LIABILITIES                     3,501,617
                                                                                                --------------
    Machinery and equipment                        326
    Ships                                            3                    SHAREHOLDERS' EQUITY
    Vehicles                                       669    CAPITAL STOCK                                192,487
    Furniture and fixtures                       3,694        Common stock                             192,487
    Timberlands and timber                       7,161    CAPITAL SURPLUS                              218,708
    Land                                        20,062        Capital surplus                          218,708
    Construction in progress                       659    RETAINED EARNINGS                            224,914
  INTANGIBLE ASSETS                             16,768        Legal reserve                             27,745
    Franchises and other                        16,768        General reserve                          176,851
  INVESTMENTS AND OTHER ASSETS               1,449,354        Special reserve                            1,619
    Investments in securities                  330,997        Reserve for social contribution               20
    Investments in affiliated                                 Reserve for loss on overseas
      companies                                612,810          investments                             10,928
    Ownership                                   13,963        Reserve for tax-deductible
                                                                Write-down of tangible assets            1,869
    Ownership in affiliated companies           53,795        Unappropriated retained earnings           5,879
                                                          NET UNREALIZED GAIN                           11,087
    Long-term loans receivable                 209,994        Net unrealized gain on
                                                                available-for-sale securities           11,087
    Long-term accounts receivable              156,059    TREASURY STOCK                                (1,216)
    Long term prepaid expenses                  67,796        Treasury stock                            (1,216)
    Deferred tax assets-non-current             95,610                                          --------------
    Miscellaneous investments                   56,498         TOTAL SHAREHOLDERS' EQUITY              645,980
    Allowance for doubtful receivables        (148,171)                                         --------------
                                        --------------    TOTAL LIABILITIES AND SHAREHOLDERS'
         TOTAL ASSETS                       Y4,147,598        EQUITY                                Y4,147,598
                                        --------------                                          --------------


              MITSUI'S STATEMENT OF INCOME FOR FY2002
                (For the year ended March 31, 2003)


                                                                                             (Millions of Yen)
                                                                                    Amount
                                                                ------------------------------------------------
ORDINARY INCOME AND EXPENSES
   Operating income and expenses
      Sales                                                                                        Y9,419,359
      Cost of sales                                                         9,205,739
                                                                ----------------------- ------------------------
            Gross profit                                                                              213,620
      Selling, general and administrative expenses                            184,207
                                                                ----------------------- ------------------------
            OPERATING PROFIT                                                                           29,412

   Non-operating income and expenses
     Non-operating income
      Interest received                                                                                22,493
      Dividends received                                                                               59,497
      Other                                                                                             5,048
                                                                                        ------------------------
            Total non-operating income                                                                 87,040
     Non-operating expenses
      Interest paid                                                            21,474
      Other                                                                    14,206
                                                                -----------------------
            Total non-operating expenses                                       35,681
                                                                ----------------------- ------------------------
            ORDINARY PROFIT                                                                            80,771

EXTRAORDINARY GAINS AND LOSSES
   Extraordinary gains
      Gain on sales of tangible assets                                                                    168
      Gain on sales of investment in securities                                                        18,053
      Gain on securities contributed to employee retirement                                            18,271
        benefit trust
      Gain on permission to transfer to the government of the
        substitutional portion of the national pension fund
        plan                                                                                            6,465
                                                                                        ------------------------
            Total extraordinary gains                                                                  42,958
   Extraordinary losses
      Loss on sales of tangible assets                                            975
      Loss on devaluation of tangible assets                                    2,323
      Loss on sales of investments in securities                                6,217
      Loss on devaluation of investment in securities                          73,623
      Provision for doubtful receivables from affiliated                       29,528
        companies
      Charge for early retirement benefit obligations                          10,888
                                                                -----------------------
            Total extraordinary losses                                        123,555
                                                                ----------------------- ------------------------
            INCOME BEFORE INCOME TAXES                                                                    174
Income taxes--current                                                           9,253
Income taxes--deferred                                                                                 18,560
                                                                ----------------------- ------------------------
            NET INCOME                                                                                  9,481
Unappropriated retained earnings at beginning of year                                                   2,730
Interim dividends                                                               6,332
                                                                ----------------------- ------------------------
               UNAPPROPRIATED RETAINED EARNINGS AT END OF YEAR                                     Y    5,879
                                                                ----------------------- ------------------------

Notes 1. Figures are rounded down to the nearest million yen.
      2. Significant accounting policies are explained separately.
      3. Net income per share                         Yen5.96
         Diluted net income per share                 Yen5.94
     4. Transactions with affiliated companies:
              Total sales to subsidiaries             Yen1,768,767 million
              Purchases from subsidiaries             Yen2,582,086 million
              Other non-operating transactions           Yen16,299 million

           NOTES TO THE BALANCE SHEET

1 The Company's financial statements are prepared based on Enforcement Regulations for Commercial Code (revised with Ministry of Justice Ordinance No. 22, 2002). Under Article 197 of Regulations, a portion of the terminology and format for presentation are prepared in accordance with the Regulations concerning Preparation of Financial Statements.

2     Figures are rounded down to the nearest million yen.

3     Significant accounting policies are explained separately.

4     Accumulated depreciation of tangible assets:            Yen104,503 million

5     Assets pledged as security:                              Yen69,794 million

6     Monetary assets held as security from others,
      for which the Company has free disposal rights:          Yen50,360 million

      The Company has re-pledged notes receivable amounting to Yen9,190 million thereof.

7     Guarantees and contingent liabilities:

      Guarantees:                                           Yen1,046,818 million

      Commitments and other letters similar to guarantees amounting to Yen339,134 million are included in guarantees.

      Balance of notes discounted and notes endorsed
      and transferred:                                         Yen45,604 million

      Export bills of exchange under letters of credit, discounted at intermediary banks but not yet paid by the banks extending the letters of credit, of Yen38,077 million, are included in notes receivable discounted.

8     Receivables from and payables to subsidiaries:

      Short-term receivables:                                 Yen540,763 million
      Long-term receivables:                                  Yen181,220 million
      Short-term payables:                                    Yen330,566 million
      Long-term payables:                                      Yen10,612 million

9     Enterprise tax of Yen3,183 million is included in accrued income taxes.

10 Significant off-balance-sheet leased assets include computers and other business equipment.

11 The portion of retained earnings unavailable for future cash dividends (net amount of increase in net assets due to market valuation of assets) stipulated in the Commercial Code, Article 290.1, was Yen10,147 million.

12    Tax-Effect Accounting

(1) The principal factors which consist of deferred tax assets and deferred tax liabilities were as follows:

                                                                                  (Millions of Yen)
           Deferred tax assets
             Allowance for doubtful receivables                                        Yen 40,144
             Investment in securities                                                      56,191
             Other                                                                         34,303
                                                                                       ----------
           Total deferred tax assets                                                      130,638
           Deferred tax liabilities
             Net unrealized gain on available-for-sale securities                           7,506
             Reserve loss on overseas investments                                           7,082
             Other                                                                          2,082
                                                                                       ----------
           Total deferred tax liabilities                                                  16,670
                                                                                       ----------
           Net deferred tax assets                                                     Yen113,968
                                                                                       ==========


(2) According to the promulgation of the Law Revising a Portion of the Local Tax Law, Etc. (Law No. 9, 2003) on March 31, 2003, the effective tax rate applied to the temporary differences that are expected to be eliminated in periods beginning April 1, 2004 and thereafter was changed from 42% to 41%. As a result of this change, the net amount of deferred tax assets at the end of the fiscal year was Yen1,260 million lower than under the previous tax rate.

      SIGNIFICANT ACCOUNTING POLICIES

1     Securities are classified and accounted for as follows:
      Trading securities are stated at fair value. Held-to-maturity debt securities, which are expected to be held to maturity, are stated at amortized cost, determined by the straight-line method.

      Investment securities in subsidiaries and associated companies, as well as non-marketable available-for-sale securities, are stated at cost, determined by the moving-average method. Marketable available-for-sale securities, whose costs of sales are determined by the moving-average method, are reported at fair value at year-end, with unrealized gains and losses reported in a separate component of shareholders' equity.

2 Inventories are stated at either cost or market, whichever is lower. Cost is determined principally by the specific-identification method and, for certain items, by the moving-average method or the first-in, first-out method.

3 Derivatives are stated at fair value. For derivatives which meet hedge accounting criteria, except for available-for-sale securities, gains or losses on derivatives are deferred until realization of the hedged items. For derivatives which meet hedge accounting criteria for available-for-sale securities, fair value hedge accounting is applied. The hedged receivables and payables denominated in foreign currencies on the balance sheet are translated at the contracted rates if the foreign currency forward contracts qualify for hedge accounting. The interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not remeasured at market value, but the differential paid or received under the swap agreements is recognized on an accrual basis and included in interest expense or income.

4 Depreciation of tangible fixed assets is computed using the declining-balance method at rates prescribed by the Japanese Corporate Tax Law. Please note that depreciation of buildings (excluding equipment and fixtures) acquired on or after April 1, 1998, is computed using the straight-line method, as provided for in the tax law. For certain leased properties (buildings and structures), depreciation is computed using the straight-line method based on the lease term (10 years).

5 Depreciation of intangible fixed assets is computed using the straight-line method at rates prescribed by the Japanese Corporate Tax Law. Software for the Company's own use is included in intangible fixed assets and amortized based on the straight-line method over the period it can be used (five years in principle).

6 Specific costs, which may be capitalized as deferred charges (to be amortized over three to five years if capitalized) under the Commercial Code of Japan, are principally charged to income when incurred.

7 To provide for possible losses on collection, the allowance for doubtful receivables that is set aside for receivables in general is computed using the actual ratio of bad debts. For certain receivables, the amount deemed unrecoverable is set aside in the allowance on an individual basis.

8 The liability for retirement benefits is recorded based on projected benefit obligations and plan assets at the balance sheet date with the National Pension Fund plan, the tax-qualified pension plan, and other retirement benefit plans.

      Unrecognized prior service cost is amortized over seven years from the date of the revision of the pension plan, which is within the average remaining service period of employees. The unrecognized actuarial gain or loss that arose in the current year is amortized over seven years starting with the following fiscal year, which is within the average remaining service period of employees.

9 Finance leases, except those where the ownership of the property transfers to the lessee, are accounted for as operating leases.

10    All transactions are accounted for net of consumption taxes.


      ADDITIONAL INFORMATION

According to the enactment of the Defined Benefit Pension Plan Law, the Company obtained an approval of exemption from future retirement benefit obligation for the substitutional portion of the National Pension Fund by the Ministry of Health, Labor and Welfare on October 1, 2002.

The Company applied the alternative method contained in Article 47-2 of the Guidelines for Retirement

Benefit Accounting (Report No. 13 of the Accounting Committee of the Japanese Institute of Certified Public Accountants), and recognized the elimination of the pension obligations and related assets to the government as of the approval date.

As a result, the Company reported an extraordinary gain of Yen6,465 million. The amount of pension assets to be returned was Yen18,641 million if measured at the end of the fiscal year.

AGENDA 2: PARTIAL AMENDMENT TO THE ARTICLES OF INCORPORATION

      1.  REASONS FOR AMENDMENT

      (1) If Agenda 1 "Approval of the Share Exchange Agreement Between Toyo Officemation Inc. and Mitsui & Co., Ltd." is approved and the share exchange procedures are implemented, on April 1, 2004 the share exchange will become effective, and all of the shareholders of TOM (except for Mitsui) will become the shareholders of Mitsui.

      As a result, at the date of the 67th General Shareholders Meeting of TOM scheduled to be held in June 2004, it is expected that Mitsui will be the sole shareholder of TOM. Thus, it is proposed that Article 10 of TOM's present Articles of Incorporation be deleted so that, as a general rule, the shareholders entitled to exercise voting rights at the General Shareholders Meeting shall be the shareholders as of the date of the meeting.

      This Agenda is proposed subject to the approval of Agenda 1 "Approval of the Share Exchange Agreement Between Toyo Officemation Inc. and Mitsui & Co., Ltd.".


      (2) In accordance with the deletion of Article 10 of TOM's present Articles of Incorporation, each Article following the present Article 11 shall be renumbered and moved up by one.

      (2) DETAILS OF THE AMENDMENT

      The present Articles of Incorporation and the proposed amendments are as follows.


                                                                       (Underlined portions indicate amendments.)

                    Present Articles                                        Proposed Amendments
---------------------------------------------------------- -------------------------------------------------------
(Record Date)                                              (Record Date)

Article 10  The Company shall deem the shareholders        Article 10               Deleted
            registered or recorded in the Shareholders
            List as of March 31 as shareholders entitled
            to exercise voting rights at the Ordinary
            General Shareholders Meeting for its fiscal
            year ended on that day (References herein to
            shareholders shall be deemed to include
            references to "beneficiary shareholders.").

        2   In addition to the provisions in these                                   Deleted
            Articles of Incorporation, if it is necessary
            to determine the parties to exercise
            shareholder's rights, the Company shall
            make a public notice in advance and deem the
            shareholders or registered pledgees registered
            or recorded in the shareholders' list and
            beneficial shareholders' list as of the date
            specified in the public notice as the
            shareholders or registered pledges to exercise
            the shareholder's rights.


Article 11  through Article 42                             Article 10 through Article 41
            (Description of Articles is omitted.)                   (Same as those of present Article 11 through
                                                                     Article 42.)



Memo